Exhibit 99.1

Fred's Reports Second Quarter 2015 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 27, 2015--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended August 1, 2015.

For the second quarter ended August 1, 2015, Fred's net loss totaled $4.9 million or ($0.13) per share, which included an increase in non-cash LIFO expense that accounted for approximately ($0.05) of the per-share loss for the quarter. This compares with a net loss of $16.4 million or ($0.45) per share for the second quarter ended August 2, 2014, which included a provision for reserves related to inventory clearance and store closings totaling $14.8 million on a pretax basis or ($0.26) per share after tax. For the first six months of 2015, Fred's net loss totaled $4.9 million or ($0.13) per share compared with a net loss of $10.3 million or ($0.28) per share in the year-earlier period, including the aforementioned charges in each period.

Fred's total sales for the second quarter of fiscal 2015 increased 11% to $546.1 million from $491.2 million for the second quarter last year. Fred's sales for the prior-year quarter included sales of $19.2 million from stores closed mainly in late 2014 pursuant to the Company's reconfiguration plan. Excluding sales of $19.2 million from stores closed in the prior year quarter, total sales increased 16% for the second quarter of fiscal 2015. Comparable store sales for the quarter increased 0.9% compared with a decline of 0.1% in the second quarter last year. Fred's total sales for the first six months of fiscal 2015 increased 7% to $1.055 billion compared with $989.4 million for the same period last year. Excluding sales of $39.5 million from stores closed in 2014, total sales increased 11% for the first six months of 2015. On a comparable store basis, year-to-date sales increased 0.7% versus a decline of 1.0% for the year-earlier period.

Commenting on the results, Jerry A. Shore, Chief Executive Officer, said, "As we have noted over the past several months, developing headwinds in the pharmacy industry have adversely affected our retail pharmacy department and, by extension, our second quarter results. The industry-wide issues include continued pressure on reimbursement rates, increasing regulation of controlled substances, which proportionately affects our southeast region more than other parts of the country, and a greater uninsured population due to lower-than-average participation in available health insurance alternatives.

"Unfortunately, these pressures obscure the improvements we have seen in the front-end of the store, along with the progress we have seen in growing our specialty pharmacy business, as our recent EntrustRx acquisition continues to track ahead of expectations," Shore added. At the same time, we are pleased with the way our team continues to manage inventory and operating debt, resulting in a balance sheet that remains strong."

Regarding the headwinds facing the pharmacy department, Shore said, "We recognized that these pressures will continue and, accordingly, we engaged A.T. Kearney to work with our pharmacy team to focus on bringing about rapid change. With the first phase completed by both internal resources and A. T. Kearney, the team now has initiatives in place to strengthen profitability in our pharmacy business. These initiatives include rolling out new pharmacy marketing programs to drive new customers and reducing cost-to-fill through a targeted labor optimization model and an aggressive expense control program.

"At the same time, our team is evaluating which of the avenues for growth will deliver the best Return on Investment for 2016," Shore continued, "including store relocations, store upgrades, new locations, along with continued growth in retail and specialty pharmacy. The converging benefits from all of these changes are expected to restore profitability in the back half of 2015 and build a strong adjusted EBITDA run rate moving into next year."

Fred's gross profit for the second quarter of 2015 increased 16.1% to $131.9 million from $113.7 million, including the inventory reserves in the prior-year period. Gross margin for the quarter increased 110 basis points to 24.2% from 23.1% in the same quarter last year. Excluding the impact of the inventory provision in the prior year, gross margin for the quarter decreased 140 basis points from 25.6%. With the recent addition of two specialty pharmacy locations, the Company now expects to experience lower gross margins going forward, but higher gross profits resulting from the product mix offered at these locations.

Gross profit for the first half of 2015 increased 5.0% to $269.0 million from $256.1 million in the prior-year period, including the provision for inventory reserves. Gross margin for the six-month period decreased to 25.5% compared with 25.9% in the prior-year period. Excluding the impact of the inventory provision in the prior year, gross profit for the first half of 2015 increased by $1.0 million, while gross margin deleveraged 160 basis points.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, leveraged 280 basis points to 25.6% of sales from 28.4% of sales in the prior-year quarter. Excluding the provision for store closures in the year-earlier quarter, expenses leveraged 230 basis points from adjusted expenses in the prior-year quarter, which were 27.9% of sales. Occupancy-related costs declined due to store closures in 2014, which more than offset increases in insurance expense.

In the first half of 2015, selling, general and administrative expenses leveraged 130 basis points to 26.2% from 27.5% of sales in the first half of 2014. Excluding the provision for store closures, adjusted expenses for the first half of 2015 leveraged 100 basis points from 27.2% of sales.

For the second quarter of 2015, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, decreased to a loss of $7.8 million or (1.4%) of sales compared with a loss of $26.1 million or (5.3%) of sales in the prior-year period, including inventory reserves.

For the first half of 2015, operating income decreased to a loss of $7.7 million or (0.7%) of sales compared with a loss of $16.1 million or (1.6%) of sales in the first half of 2014.

For the second quarter of 2015, adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, also a non-GAAP financial measure that further excludes depreciation and amortization, LIFO expense and stock-based compensation from EBIT, increased to $7.3 million or 1.3% of sales compared to a loss of $13.7 million or (2.8%) of sales, including provisions, in the year-earlier quarter. Excluding the impact of the inventory provision in the prior year, adjusted EBITDA increased $6.2 million over the prior-period adjusted EBITDA of $1.1 million.

For the first half of 2015, adjusted EBITDA increased to $18.9 million or 1.8% of sales compared with $7.4 million or 0.7% of sales, including reserves, in the first half of 2014. Excluding the reserves, adjusted EBITDA decreased $3.3 million from adjusted EBITDA of $22.2 million in the prior year.

Through the first half of fiscal 2015, the Company added a net two Xpress pharmacy locations. Fred's also acquired two specialty pharmacy-only locations during the first half of fiscal 2015.

The Company provides the following guidance for the third quarter and fiscal year of 2015:

  Total sales for the third quarter of 2015 are expected to increase in the range of 12% to 14%.
  Comparable store sales for the third quarter are expected to range from flat to up 2% compared with an increase of 0.3% in the third quarter last year.
  Adjusted EBITDA for the third quarter is forecasted to be in the range of $15.0 million to $20.0 million.
  Adjusted EBITDA for the year is forecasted to be in the range of $58.0 million to $65.0 million.
  Earnings per diluted share for the third quarter are forecasted to be in the range of $0.08 to $0.12 compared with a net loss of ($0.29) per share last year.
  Earnings per diluted share for the year are forecasted to be in the range of $0.10 to $0.18 compared with a net loss of ($0.80) per share last year.

Currently, Fred's, Inc. operates 662 discount general merchandise stores and three specialty pharmacy-only locations in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter 2015 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 11:30 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 2:30 p.m. Eastern Time and will run until September 4, 2015.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks	13 Weeks
	Ended	Ended	Percent
	August 1, 2015	August 2, 2014	Change
Net sales	$546,083	$491,185	11.2%
Operating loss	$(7,778)	$(26,141)	70.2%
Net loss	$(4,877)	$(16,434)	70.3%
Net loss per share, basic and diluted	$(0.13)	$(0.45)	71.1%
Average shares outstanding:
Basic	36,676	36,635
Diluted	36,676	36,635

	26 Weeks	26 Weeks
	Ended	Ended	Percent
	August 1, 2015	August 2, 2014	Change
Net sales	$1,055,130	$989,449	6.6%
Operating loss	$(7,703)	$(16,112)	52.2%
Net loss	$(4,906)	$(10,316)	52.4%
Net loss per share, basic and diluted	$(0.13)	$(0.28)	53.6%
Average shares outstanding:
Basic	36,586	36,611
Diluted	36,586	36,611

FRED'S, INC.
Unaudited Fiscal 2015 Second Quarter Results
(in thousands, except per share amounts)

	13 Weeks		13 Weeks
	Ended	% of	Ended	% of
	August 1, 2015	Total	August 2, 2014	Total
Net sales	$546,083	100.0%	$491,185	100.0%
Cost of goods sold	414,166	75.8%	377,516	76.9%
Gross profit	131,917	24.2%	113,669	23.1%
Depreciation & amortization	11,508	2.1%	10,210	2.1%
Selling, general and administrative expenses	128,187	23.5%	129,600	26.3%
Operating loss	(7,778)	(1.4%)	(26,141)	(5.3%)
Interest expense, net	449	0.1%	163	0.1%
Loss before income taxes	(8,227)	(1.5%)	(26,304)	(5.4%)
Benefit for income taxes	(3,350)	(0.6%)	(9,870)	(2.1%)
Net loss	$(4,877)	(0.9%)	$(16,434)	(3.3%)
Net loss per share, basic and diluted	$(0.13)		$(0.45)
Weighted average shares outstanding:
Basic	36,676		36,635
Diluted	36,676		36,635

	26 Weeks		26 Weeks
	Ended	% of	Ended	% of
	August 1, 2015	Total	August 2, 2014	Total
Net sales	$1,055,130	100.0%	$989,449	100.0%
Cost of goods sold	786,122	74.5%	733,306	74.1%
Gross profit	269,008	25.5%	256,143	25.9%
Depreciation & amortization	22,390	2.1%	20,049	2.0%
Selling, general and administrative expenses	254,321	24.1%	252,206	25.5%
Operating loss	(7,703)	(0.7%)	(16,112)	(1.6%)
Interest expense, net	711	0.1%	298	0.1%
Loss before income taxes	(8,414)	(0.8%)	(16,410)	(1.7%)
Benefit for income taxes	(3,508)	(0.3%)	(6,094)	(0.7%)
Net loss	$(4,906)	(0.5%)	$(10,316)	(1.0%)
Net loss per share, basic and diluted	$(0.13)		$(0.28)
Weighted average shares outstanding:
Basic	36,586		36,611
Diluted	36,586		36,611

FRED'S, INC.
Unaudited Balance Sheet
(in thousands)

	August 1,	August 2,
	2015	2014

ASSETS:
Cash and cash equivalents	$6,964	$8,088
Inventories	323,591	341,976
Receivables	58,123	36,767
Other non-trade receivables	41,227	41,382
Prepaid expenses and other current assets	11,146	12,344
Total current assets	441,051	440,557
Property and equipment, net	140,310	146,294
Goodwill	44,472	87
Other intangible assets, net	95,580	65,339
Other non-current assets	8,741	11,006
Total assets	$730,154	$663,283

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$161,370	$121,383
Current portion of indebtedness	636	2,024
Accrued expenses and other	53,781	46,095
Deferred income taxes	13,386	24,570
Total current liabilities	229,173	194,072

Long-term portion of indebtedness	68,034	15,181
Other non-current liabilities	23,323	15,172
Total liabilities	320,530	224,425
Shareholders' equity	409,624	438,858
Total liabilities and shareholders' equity	$730,154	$663,283

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Chief Executive Officer